Filed Pursuant to Rule 424(b)(5)

Registration No. 333-275282

SUPPLEMENT NO. 2 TO

PROSPECTUS SUPPLEMENT DATED MARCH 19, 2024

(To Prospectus dated November 29, 2023)

Up to $2,350,000

This prospectus supplement amends and supplements the information in the prospectus, dated November 29, 2023, filed as a part of our registration statement on Form S-3 (File No. 333-275282), as supplemented by our prospectus supplement dated March 19, 2024, as amended to date (the “Prior Prospectus”). This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We filed the Prior Prospectus to register the offer and sale of our common stock, par value $0.0001 per share, from time to time pursuant to the terms of that certain At-The-Market Issuance Sales Agreement (the “Sales Agreement”), between Ascendiant Capital Markets, LLC (the “Sales Agent”) and us.

We are filing this prospectus supplement to increase the maximum aggregate offering price of our common stock that may be offered, issued and sold under the Prior Prospectus and amended by this prospectus supplement, pursuant to the Sales Agreement from $1,350,000 to $2,350,000. From and after the date hereof, pursuant to General Instruction I.B.6 of Form S-3, we are offering to issue and sell up to $2,350,000 from time to time through the Sales Agent, in accordance with the Sales Agreement, as amended.

As of the date of this prospectus supplement, the aggregate market value of our common stock held by non-affiliates of our public float was approximately $7,092,593 based on a total number of 828,580 shares of our common stock outstanding, of which 828,574 shares of our common stock were held by non-affiliates, at a price of $8.56 per share, the closing sales price of our common stock on February 28, 2024, which is the highest closing price of our common stock on the Nasdaq Capital Market within the prior 60 days. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares pursuant to this prospectus supplement with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, or $2,364,198. As of the date of this prospectus supplement, we have sold $1,348,908 of our common stock pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to, and including, the date of this prospectus supplement, and are therefore eligible to sell up to an additional $1,015,290 of our common stock pursuant to General Instruction I.B.6 of Form S-3. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities in a public primary offering with a value exceeding one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD REVIEW CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN PAGE S-8 OF THE PROSPECTUS SUPPLEMENT DATED AS OF MARCH 19, 2024 AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THE PRIOR PROSPECTUS.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THE PRIOR PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is April 11, 2024